EXHIBIT 10.3

TECHNICAL SERVICES AGREEMENT	Agreement # TSA: 4998CC044.2

STATEMENT OF WORK ATTACHMENT	SOW # 4908021177.0

PREDOMINANT SUPPLIER ATTACHMENT

TO THE

TECHNICAL SERVICES STATEMENT OF WORK NUMBER

4908021177.0

For

Buyer’s Integrated Technology Delivery America’s Organization

Effective as of July 1, 2008

Predominant Supplier Attachment to SOW # 4908021177.0	7/17/2008

Buyer’s Initials TT	Supplier’s Initials DAD

TECHNICAL SERVICES AGREEMENT	Agreement # TSA: 4998CC044.2

STATEMENT OF WORK ATTACHMENT	SOW # 4908021177.0

Index

•	Predominant Supplier Attachment to the Technical Services Statement of Work (SOW)

Exhibit 1: Transition Period Deliverables

Schedule 1: Transition Period Service Level Agreements

Schedule 2: Steady State Performance Measurements & Reports

Exhibit 2: Incumbent Suppliers

Exhibit 3: Pricing

Exhibit 4: Governance Model

Predominant Supplier Attachment to SOW # 4908021177.0	7/17/2008

Buyer’s Initials TT	Supplier’s Initials DAD

TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

PREDOMINANT SUPPLIER ATTACHMENT TO THE

TECHNICAL SERVICES STATEMENT OF WORK

This Predominant Supplier Attachment (“Attachment”) to the Technical Services Statement of Work (“SOW”), effective as of July 1, 2008 (the “Effective Date”), fully incorporates by reference the terms and conditions of Technical Services Agreement # (“Base Agreement”), the terms and conditions of the Technical Services Statement of Work # (“SOW”) and its Schedules and Attachments, and any applicable Work Authorizations (“WAs”).

Subject to the terms of this Attachment, the SOW and the Base Agreement, Supplier will be responsible to provide Services to Requesters in Buyer’s Integrated Technology Delivery Americas organization (ITDA) and, with respect to the delivery and performance of such services, this Attachment, and its Exhibits and Schedules, which includes additional terms and conditions, shall govern.

Supplier understands and agrees that Predominant Supplier status does not mean Supplier is guaranteed any particular volume of business from Buyer. Buyer has established relationships with suppliers against which Supplier may compete. Buyer will award its business opportunities based on the best overall solution as solely determined by Buyer. Furthermore, Buyer may use other suppliers, based on Buyer’s sole judgment and discretion. Buyer may decide to transition skill requirements currently contracted through suppliers other than the Supplier. Buyer will review alternatives and may select a particular supplier to transition such skill requirements to, or may invite some or all of the suppliers to participate in transition. The decision will be solely Buyer’s.

Supplier agrees that it will not contact a supplier with existing contracts in an effort to arrange transition of any existing work without the written authorization of Buyer’s Procurement organization. Supplier agrees that all new time and material skill requirements relating to the use of skills as defined in SOW Schedule B, “Job Roles” will, upon the Effective Date of this Attachment, be subject to all terms and conditions of this Attachment, including pricing.

1.	DEFINITIONS

1.1 Definitions:

“Billable Hour” shall include all hours in performance of the duties contracted for by Buyer, including all overtime with no limit. There shall be no bill rate premiums to the Buyer for weekend, holiday, standby time (on-call) shift premiums or training and education (unless such training and education is directed by Buyer and is required by Buyer to provide unique services and skills to Buyer and is approved by Buyer prior to incurring such hours.

“Incumbent Supplier” shall mean those suppliers initially identified in Exhibit 2 who currently are performing the Services and any future lists provided by Buyer and identified as such.

“Transition Charges” are charges that will be assessed against Supplier for Supplier’s failure to achieve certain levels of performance during the Transition Period. The Transition Charges are detailed in Schedule 1 (Transition Period Service Level Agreements).

“Transition Manager” shall mean the person appointed by Supplier who will be accountable for all Supplier Transition activities and will operate within the framework of the Governance Model detailed in Section 7 and Exhibit 4.

“Transition Milestone” shall mean each event identified in the Transition Plan as a milestone by which Supplier shall have completed a key task or set of tasks in accordance with the Transition Plan.

Predominant Supplier SOW Attachment	1

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TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

“Transition Period” shall mean the period of time it will take Supplier to perform the Transition Services detailed in Section 3 and Exhibit 1.

“Transitioned Personnel” shall mean the Personnel identified on the initial list of Incumbent Supplier and others subsequently identified or their Affiliates who become Supplier’s Personnel pursuant to Section 4.

“Transition Plan” shall mean the plan produced by the Supplier for Buyer approval that includes the key elements set forth in Exhibit 1. It must include a detailed list of activities, tasks, Deliverables and associated schedules which shall identify all material transition tasks, and Deliverables to be completed by Supplier in connection with the transition of all Services to Supplier and shall provide Buyer adequate insight into the Supplier’s progress and performance during and up to completion of the Transition Period.

“Transition Report” shall mean the report produced by the Supplier and submitted to Buyer for approval at the conclusion of Transition Period which summarizes Supplier’s Transition related accomplishments and includes final versions of the Process & Procedures manual and other supporting documentation

“Transition Services” shall mean the services, functions and responsibilities to be performed by Supplier during the Transition Period as described in Section 3 (Transition Services) and the associated Transition Plan.

2.	TERM AND EXTENSION

2.1	General

(a)	The term of this Attachment shall begin on the Effective Date and shall expire after three years on the anniversary date of the Effective Date, except to the extent this Attachment is terminated in whole or in part earlier, or is extended, each in accordance with the terms of this Attachment, the SOW and the Base Agreement (the “Term”). Notwithstanding any prior expiration or termination of the Base Agreement and/or SOW, the terms and conditions of the Base Agreement and/or SOW shall continue to apply in full force and effect to this Attachment throughout the Term.

(b)	The Parties agree that the pricing terms in Exhibit 3 will be in effect beginning upon the Effective Date of this Attachment through the Term. If Buyer exercises its right to extend this Attachment, as specified in Section 4.2(a) of the SOW, the pricing terms of Exhibit 3, as they may be changed from time to time by Buyer, will be renegotiated at that time.

(c)	The pricing in Exhibit 3 will be effective for the duration defined above and is not subject to change on an individual basis because of any change in Supplier cost structure for any particular individual (i.e., cost-of-living increases, wage increases, etc.).

2.2	Non-Compete Clause

(a)	Supplier shall not be eligible to perform the function of this SOW or any project substantially similar in complexity, scope, size, and geographic location to work described in the SOW, directly with any incumbent Customer(s) supported by this SOW for a period of one year following termination, without the written consent of Buyer. This provision shall survive the termination of the SOW and the Base Agreement.

Predominant Supplier SOW Attachment	2

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TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

3.	Transition Services

3.1	Transition Period

The objective of the Transition Period is to plan and implement the orderly transfer of Services and operational processes from multiple suppliers to the Predominant Supplier. Additionally, the buyer intends (through reasonable efforts) to utilize the transition process to equalize the headcount between the two Predominant Suppliers supporting ITDA. Buyer however cannot guarantee the outcome of transition relating to headcount totals and cannot guarantee any volumes to Supplier. The Predominant Supplier will produce its Transition Plan based upon discussions with Buyer and agreed to by both Parties and managed to completion on the agreed upon schedule. Supplier shall perform the activities described in the Transition Plan and associated tasks and produce the documents defined in Exhibit 1 (Transition Period Deliverables) to the satisfaction of the Buyer. Buyer shall not incur any charges, fees or expenses payable to Supplier or third parties in connection with the Transition Services. The Transition Period begins on the Effective Date of this Attachment and is completed upon Buyer’s acceptance of the Deliverable, “Supplier’s Transition Report”. In addition, Supplier will continue to provide the Services identified in the SOW and its Schedules and Attachments and any applicable Work Authorizations (“WAs”) during the Transition Period unless specifically negated within this Attachment.

(a) During the Transition Period, the Parties will meet as frequently as deemed necessary at Buyer’s request, to review and discuss Supplier progress in performance of the Transition Services. Supplier shall provide current and accurate versions of the standard reports listed in Schedule 1 (Transition Phase Deliverables). In addition, Supplier will provide Buyer with timely insight into activities or issues which may impact overall schedules and the actions Supplier is taking to contain or eliminate schedule impacts.

(b) As part of the Transition Period, Supplier will produce and submit, for Buyer approval, a “Process and Procedures Manual” which contains detailed descriptions of the Supplier’s major processes and interactions with Buyer for use in the Transition Period. As part of the Transition phase completion criteria, the “Process and Procedures Manual” will be updated to address Steady State operations and will be maintained by the Supplier and formally submitted for Buyer’s review and approval.

(c) Supplier understands and agrees that it is critical for Supplier to work cooperatively with any other ITDA Predominant Supplier(s) during the Transition Period to ensure that Clients and Customers are not adversely impacted. Buyer’s desire is to have an integrated and coordinated Transition Plan that incorporates all Predominant Suppliers’ transition activities and which demonstrates a high level of joint cooperation and synchronization of transition tasks. It is expected that the Supplier’s Transition Plan will account for the existence and similar responsibilities for Buyer’s other Predominant Supplier(s). Buyer reserves the right to exempt incumbent resources from Transition to Predominant Suppliers if ITDA feels an adverse impact to IBM’s business may be created as a result of Transition. Buyer may allow, in limited instances resources to be exempt from Transition.

(d) The Supplier shall establish and staff a project office which is assigned full-time Personnel and which will be dedicated to managing ITDA activities.

(e) At the start of the Transition Period, the Supplier will identify a member of its project office as its Transition Manager who will be accountable for all Supplier related transition activities and will operate within the framework of the Governance Model described in Section 7.

(f) Supplier shall perform the Transition Services described in the Transition Plan in accordance with the timetable and the Transition Milestones set forth in the Transition Plan.

(g) Supplier shall use all commercially reasonable efforts to assist Buyer with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that is Buyer’s responsibility.

(h) Supplier shall provide all cooperation and assistance reasonably required or requested by Buyer in connection with Buyer’s evaluation or testing of the Deliverables set forth in the Transition Plan

Predominant Supplier SOW Attachment	3

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TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

(i) Supplier will document its completion of tasks and submit a final report (Transition Report) for Buyer’s approval prior to exiting the Transition Period.

(j) Supplier must deliver a complete Transition Plan to Buyer within 21 calendar days of the Effective Date and transition, including transition of Incumbent Suppliers’ personnel, identified in Exhibit 2.

3.4	Termination for Cause

Buyer may terminate this Attachment for cause if (i) Supplier fails to comply with its obligations with respect to any Transition Services or Transition Milestones and such failure causes or will cause a material disruption to or otherwise has or will adversely affect Buyer’s ability to deliver the Services or adversely affects the operations or businesses of Buyer; (ii) Supplier breaches its obligations with respect to the provision of any Transition Services and fails to cure such breach within five (5) days after its receipt of notice; or (iii) Supplier fails to meet any Transition Milestone and fails to cure such breach within five (5) days after its receipt of notice. In addition, if Supplier fails to meet the Transition Milestone for the transition of all Services to Supplier and thereby causes a delay in the timely completion of the Transition Plan for more than five (5) days, Buyer may terminate this Attachment for cause without requirement of notice or opportunity to cure. Each of the foregoing cure periods may be extended at Buyer’s discretion in consideration of extenuating conditions provided Supplier has exhausted all reasonable measures to mitigate those conditions. In all such events, subject to the Limitation of Liabilities clause of the Base Agreement, Buyer may recover the damages suffered by Buyer in connection with such a termination.

4.	TRANSITIONED PERSONNEL

4.1	Offers and Employment

(a)	Supplier may, but is not obliged to, extend offers of employment to personnel in the initial list of Incumbent Suppliers specified in Exhibit 2 (“Incumbent Suppliers”) and others throughout the duration of this Agreement. Buyer supports the concept and practice of aggressive conversions from subtier staffing models to direct staffing (W2 employee) models. Supplier commits to achieving this goal in a reasonable manner without breakage in service to Buyer, Buyer’s Customer or specific projects that resources are assigned to.

(b)	In the course of providing the Services under this Attachment, Supplier represents and warrants that it will not unlawfully induce any employee of an Incumbent Supplier to breach any covenants it may have with such Incumbent Supplier.

5.	QUALITY

Supplier will be responsible for conducting a thorough recruiting process to ensure the candidate’s resume is a true and accurate reflection, understanding, and detailed account of his/her background and qualifications.

Supplier will be responsible for ensuring all positions sourced through them are filled at all times and in the event that a contractor leaves the assignment, with or without cause, or is terminated from the assignment, with or without cause, Supplier will provide an appropriate backfill within a reasonable timely manner. Supplier and Buyer will mutually determine the reasonable amount of time for backfilling positions based on the individual position to be backfilled.

Supplier will use its best efforts to ensure stability and lack of turnover to avoid any impact on Buyer’s or Buyer’s Customer’s skill requirements.

Predominant Supplier SOW Attachment	4

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TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

Supplier will be responsible for ensuring that all persons sourced and placed on Buyer or Buyer’s Customer’s assignments are proficient in reading, writing and speaking the American English language.

6.	RELATIONSHIP GOVERNANCE

6.1	Governance Model.

ITDA desires to create and maintain an effective relationship with Supplier based on mutual respect and industry best practices. On the Effective Date, Buyer and Supplier will implement a multi-tiered Governance model consistent with discussions and presentations between Buyer and Supplier. The Governance Model must produce both reactive (problems and escalation paths clearly defined) and proactive (strategic) behaviors. Supplier agrees that stability for Buyer’s Customers; ability to obtain the highest quality Supplier Personnel at the proper skill level and the appropriate cost; mutual success; and scalability are key business goals and expectations for this Predominant Supplier initiative.

6.2	The Governance model is a combination of guiding principles, organizational and reporting structures, associated meetings and metrics as defined in Exhibit 4. This Governance model must accommodate Buyer’s use of multiple Predominant Suppliers and other vendor relationships. Supplier’s cooperation and flexibility in meeting Buyer’s supplier initiatives will be a critical success factor and part of the criteria used to assess the health of the Governance relationship.

6.3	Meetings.

During the Term, representatives of the Parties shall meet periodically or as requested by Buyer to discuss matters arising under this Attachment. Each Party shall bear its own costs in connection with the attendance and participation of such Party’s representatives in these meetings. Such meetings shall include, at a minimum, the following:

(a)	A meeting held at least monthly to review Supplier’s performance and monthly reports, planned or anticipated activities and changes that might impact performance and such other matters as appropriate. Supplier, will at a minimum, report updated content required in monthly Governance reporting.

(b)	A quarterly management meeting to review Supplier’s overall performance under this Agreement, review progress on the resolution of issues, provide an updated outlook for Buyer’s Services requirement, and discuss such other matters as appropriate. Buyer Executive Management to be invited on a quarterly basis to review regular updates to Supplier monthly Governance Reports. Supplier will, at a minimum, present updated content required in monthly Governance Reporting.

(c)	An annual meeting, timing to be determined by Buyer, of both Parties Executive Oversight team to review relevant contract performance and setting strategic objectives consistent with Buyer’s business outlook/direction. Supplier will present overview of previous year’s Governance performance.

6.4	Agenda and Minutes.

For each such meeting, Buyer will develop the agenda and list of topics to be discussed. At Buyer’s request, Supplier shall prepare and distribute an agenda, which will incorporate the topics designated by Buyer. Supplier shall distribute such agenda in advance of each meeting so that the meeting participants may prepare for the meeting. In addition, upon Buyer’s request, Supplier shall record and promptly distribute minutes for every meeting for review and approval by Buyer and Supplier.

Predominant Supplier SOW Attachment	5

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TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

7.	STEADY STATE

Steady State refers to the period of performance that begins immediately following Transition Period and continues until the termination of this Attachment. At a minimum, the following shall be required during Steady State.

a)	In addition to Services and reporting requirements specified in the Base Agreement, Supplier shall produce the reports identified in Schedule 2 and generated/updated at least at the specified frequency

b)	Supplier shall implement business practices to minimize attrition and personnel turnover during steady state

c)	Supplier shall maintain a database of Technical Services skills and shall be able to staff requested resources nationally and within negotiated timeframes and rates.

d)	Supplier shall ensure all candidates, including those from sub-tiers suppliers, shall be screened consistent with Buyer’s requirements and expectations

e)	Supplier shall use forecasting and trending information and processes to proactively anticipate Buyer’s skill needs and maintain a sourcing pool adequate for fulfillment of Buyer’s needs

f)	Supplier will provide the capability to produce reports on demand

g)	Supplier shall identify how many resources are currently over the rate and shall recommend potential actions to reduce that number

h)	Supplier will exhibit organization and management control of activities and Services to Buyer that instill confidence in Supplier’s commitments and schedules

7.1	Forecasting

Buyer and Supplier will establish a forecasting process to facilitate Supplier’s ability to pursue pipeline recruiting.

Forecast information received from IBM is not considered a commitment of any amount of future business.

7.2	Contractor Conditioning

Supplier will establish process to streamline contractor on-boarding and decrease the time to productivity on engagement by Supplier Personnel.

8.	PRICING

8.1	Pricing

(a)	The Pricing related to this Attachment shall be in accordance with Exhibit 3 of this Attachment.

8.2	Application of Billing Rates:

(a)	The Supplier shall invoice Buyer for all billable services performed on a monthly basis per the terms of the SOW and shall invoice for all Billable Hours rendered. The supplier shall not invoice, nor record in any Buyer internal labor collection system, any non-billable hours.

(b)	The rates provided in Exhibit 3 shall be used to define an individual WA at the time that WA is placed by Buyer and shall remain in effect for the duration of that WA, unless otherwise modified or replaced, as provided in the SOW.

Predominant Supplier SOW Attachment	6

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TECHNICAL SERVICES AGREEMENT	Agreement # TSA:

STATEMENT OF WORK ATTACHMENT	SOW #

9.	GENERAL

9.1	Amendment

This Attachment shall not be modified, amended or in any way altered except by an instrument in writing signed by both Parties.

9.2	Incorporation by Reference

All Schedules, Attachments and Exhibits are hereby incorporated by reference into this Attachment. Subject to Section 10.1, any amendments to such Schedules, Attachments and Exhibits, and any other schedules, attachments and exhibits that are agreed upon by the Parties after the Effective Date, shall likewise be incorporated by reference into this Attachment.

IN WITNESS WHEREOF, the Parties have caused this SOW to be executed by their respective duly authorized representatives as of the Effective Date.

Corporation		International Business Machines Corporation

By:	/s/ Dirk A. Dent	By:	/s/ Tracy Thompson
Printed:	Dirk A. Dent	Printed:	Tracy Thompson
Title:	EVP	Title:	U.S. Sourcing Manager, Technical Services
Date:	7/23/08	Date:	July 24/08

Predominant Supplier SOW Attachment	7

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